Exhibit 10.30

SECOND ADDENDUM TO EMPLOYMENT AGREEMENT

This Second Addendum to Employment Agreement (“Second Addendum”) is made and entered into as of this 8th day of December, 2008, by and between Colony Resorts LVH Acquisitions, LLC, a Nevada limited liability company (the “Company”) and Kenneth M. Ciancimino (“Executive”).

RECITALS

WHEREAS, the Company and Executive entered into an Employment Agreement dated as of March 9, 2004, as amended by Letter Agreement dated as of March 10, 2004, as further amended by Addendum to Employment Agreement, dated as of April 28, 2006 (collectively, the “Agreement”), which sets forth the specific terms of employment and compensation of Executive;

WHEREAS, unless otherwise extended, the Term of the Agreement will expire on February 22, 2010, and the parties desire to extend such term.

NOW THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Paragraph 2 of the Agreement shall be replaced in its entirety with the following new Paragraph 2:

“2. Term. Executive’s employment under the terms and conditions of the Agreement commenced as of February 23, 2004 (the “Commencement Date”) for a period of three (3) years (the “Initial Term”). Upon the expiration of the Initial Term, this Agreement automatically renewed for an additional three (3) years (the “First Renewal Term”) subject to the same terms and conditions of this Agreement. Upon the expiration of the First Renewal Term, this Agreement shall automatically renew for an additional one (1) year term (the “Second Renewal Term”) subject to the same terms and conditions of this Agreement. Upon the expiration of the Second Renewal Term, this Agreement shall automatically renew subject to the same terms and conditions for additional one (1) year terms (each a “Renewal Term”) unless terminated by either party by providing the other party with a written termination notice at least ninety (90) days prior to the end of the Second Renewal Term or any subsequent Renewal Term. The Initial Term, First Renewal Term, Second Renewal Term and each subsequent Renewal Term are hereinafter collectively referred to as the “Term”. Notwithstanding anything to the contrary herein, in the event of any termination of this Agreement, Executive shall nevertheless continue to be bound, to the extent applicable, by the terms and conditions set forth in Paragraphs 7 and 8.

2. Other than the amendment to the Agreement as provided herein, all other terms and conditions of the Agreement shall remain in full force and effect. In the event any terms of the Agreement are inconsistent or contrary to this Second Addendum, the terms of this Second Addendum shall control. All capitalized terms used herein shall have the same meaning as set forth in the Agreement.

[Signature page follows]

COLONY RESORTS LVH ACQUISITIONS, LLC

By:	/s/ Rodolfo E. Prieto
Rodolfo E. Prieto, CEO and General Manager

EXECUTIVE

By:	/s/ Kenneth M. Ciancimino
Kenneth M. Ciancimino